FIGS Adds A.G. Lafley, Kenneth Lin and Jeffrey Wilke to its Board of Directors

SANTA MONICA, California, March 30, 2022 — FIGS, Inc. (NYSE: FIGS), the direct-to-consumer healthcare apparel and lifestyle brand, announced today that A.G. Lafley, Kenneth (Ken) Lin and Jeffrey (Jeff) Wilke have been appointed to FIGS’ Board of Directors, effective April 1, 2022. Each will join the Board as an independent director, and Ken and Jeff will also be appointed to the Board’s Audit Committee.

“Our new independent directors are proven leaders with deep experience in a diverse set of areas, ranging from public company leadership to technology, e-commerce and operations, all of which are highly relevant to FIGS,” said Heather Hasson, FIGS’ Co-CEO, Co-Founder and Chair of the Board. “Their passion and expertise will further enable FIGS to realize the enormous opportunity ahead as we continue to revolutionize this market and serve the global healthcare community. We could not be more excited to welcome A.G., Ken and Jeff to the FIGS Board.”

A.G. Lafley is a seasoned public company CEO who spent almost 40 years at The Procter & Gamble Company (“P&G”), one of the largest consumer goods companies in the world. A.G. served in various positions at P&G, including as its President, CEO and as a member of the Board of Directors from June 2000 until June 2009 and again from May 2013 to October 2015. He also served as Chairman of the Board from July 2002 through February 2010 and again from May 2013 through June 2016. He has served as a member of the Board of Directors of Tulco, LLC since September 2017. A.G. holds a BA from Hamilton College and an MBA from Harvard Business School.

Ken Lin is a successful founder and technology leader with a deep understanding of how to engage with consumers in the digital age. Since March 2007, Ken has been the CEO of Credit Karma, the consumer finance company that he founded. He has guided the company from a team of three to a team of more than a thousand employees today that has disrupted the financial services industry through technology that bridges the gap between consumers and financial services. Credit Karma was purchased by Intuit in 2020 for over $8 billion. Ken holds a BA in Economics and Mathematics from Boston University and was selected to join the Aspen Institute’s Henry Crown Fellows in 2018.

Jeff Wilke is one of the world’s foremost operations leaders, with a deep understanding of the direct-to-consumer, supply chain, logistics and technology spaces. Jeff joined Amazon in 1999 to lead operations and he ultimately spent more than 20 years on its senior management team, including as CEO of Amazon Worldwide Consumer from April 2016 to March 2021, as Senior Vice President, Consumer Business, from February 2012 until April 2016, and as Senior Vice President, North America Retail, from January 2007 until February 2012. Jeff currently serves as Chairman of Re:Build Manufacturing, which is helping to bolster America’s industrial competitiveness by creating thousands of new American jobs in factories around the country.

Prior to Amazon, Jeff held executive positions at AlliedSignal (now Honeywell). He began his career writing code and managing software development projects at Andersen Consulting (now Accenture). Jeff holds a BS in Chemical Engineering from Princeton University and an MS in Chemical Engineering and MBA from Massachusetts Institute of Technology.

About FIGS

FIGS is a founder-led, direct-to-consumer healthcare apparel and lifestyle brand that seeks to celebrate, empower and serve current and future generations of healthcare professionals. We create technically advanced apparel and products for healthcare professionals that feature an unmatched combination of comfort, durability, function and style. We market and sell our products directly through our digital platform to provide a seamless experience for healthcare professionals.

Media:
Todd Maron
press@wearfigs.com

Investors:
Carrie Gillard
IR@wearfigs.com